UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or

15(d) of the Securities Exchange Act of 1934

September 24, 2004

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

1800 THREE LINCOLN CENTRE,
5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 24, 2004, Atmos Energy Corporation (the “Company”) entered into a 364-Day Revolving Credit Agreement, dated as of September 24, 2004, by and among the Company, Bank One, NA, as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent and Lead Arranger and Book Runner, Bank of America, N.A. and Suntrust Bank, as Co-Documentation Agents, and a syndicate of nine banks identified therein. The credit facility will provide necessary bridge financing of up to $1,700,000,000 to the Company in order to close its acquisition of the natural gas distribution and pipeline operations of TXU Gas Company, which acquisition is expected to close on or about October 1, 2004. The credit facility will be used to finance, or backstop the issuance of commercial paper to finance, this acquisition and the closing of the TXU Gas acquisition is a condition to borrowing under the credit facility.

Borrowings under the credit facility will bear interest at a rate dependent on the Company’s credit ratings at the time of such borrowing and based, at the Company’s election, on LIBOR or a base rate. Borrowings based on LIBOR would bear interest at a rate ranging from LIBOR plus 0.5% to 1.75%. At the Company’s current credit ratings, LIBOR-based borrowings would bear interest at LIBOR plus 1.0%. In addition, the Company must pay commitment and utilization fees quarterly at rates dependent on the Company’s credit ratings. At the Company’s current credit ratings, the commitment fee would be 0.15% and the utilization fee, payable only when utilization exceeds 33 1/3% of the aggregate commitment, would be 0.125%.

The credit facility will expire on September 23, 2005, at which time all outstanding amounts under the credit facility will be due and payable. The credit facility contains usual and customary covenants for transactions of this type, including covenants limiting liens, substantial asset sales and mergers. In addition, the credit facility provides that during the term of the facility, the Company’s debt to capitalization ratio as of the last day of each of its fiscal quarters shall be less than or equal to 0.70 to 1.0; provided that the amount of debt for the purpose of the determination of such ratio as of December 31, 2004 shall exclude then outstanding borrowings made in the fiscal quarter ending on such date (seasonal borrowings) equal to the lesser of (i) $200,000,000 or (ii) the aggregate amount of the seasonal borrowings. The Company would be required to reduce the indebtedness outstanding under the credit facility to the extent of the net cash proceeds from any borrowings or sales of debt and equity securities after the closing of the TXU Gas acquisition, with exceptions for issuances of capital stock under any dividend reinvestment plan, direct stock purchase plan, employee benefit plan or to employee, directors or officers, sales of commercial paper, purchase money financings and any borrowings under our existing working capital credit facility.

In the event of a default by the Company under the credit facility, including cross-defaults relating to specified other indebtedness of the Company, Bank One, NA may, upon the consent of a certain minimum number of lenders, and shall, upon the request and direction of such lenders, terminate the commitments made under the credit facility, declare the amount outstanding, including all accrued interest and unpaid fees, payable immediately, and enforce any and all rights and interests created and existing under the credit facility documents, including, without limitation, all rights of set-off and all other rights available under the law. For certain events of default relating to insolvency, bankruptcy or receivership, the commitments are automatically terminated and the amounts outstanding automatically become payable immediately.

With respect to the other parties to the credit facility, the Company has or may have had customary banking relationships based on the provision of a variety of financial services, including pension fund, cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party.

No direct financial obligations of the Company have arisen under the credit facility as of the date hereof. A copy of the credit facility is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the credit facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Section 1—Registrant’s Business and Operations—Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	364-Day Revolving Credit Agreement, dated as of September 24, 2004, by and among Atmos Energy Corporation, Bank One, NA, as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent and Lead Arranger and Book Runner, Bank of America, N.A. and Suntrust Bank, as Co-Documentation Agents, and the Lenders identified therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION (Registrant)

DATE: September 29, 2004	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	364-Day Revolving Credit Agreement, dated as of September 24, 2004, by and among Atmos Energy Corporation, Bank One, NA, as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent and Lead Arranger and Book Runner, Bank of America, N.A. and Suntrust Bank, as Co-Documentation Agents, and the Lenders identified therein.